EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Corgentech Inc. for the registration of 2,036,816 shares of Common Stock pertaining to the 2003 Equity Incentive Plan, the 2003 Non-Employee Directors’ Stock Option Plan and the 2003 Employee Stock Purchase Plan of our report dated January 23, 2004, except for Note 11 as for which the date is February 12, 2004, with respect to the financial statements of Corgentech Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Palo Alto, California
January 7, 2005